Exhibit 99.3

The Western Union Company

Offer to Exchange

All Outstanding 5.253% Notes due 2020

(CUSIP Nos. 959802 AK 5 and U95769 AF 9)

for

5.253% Notes due 2020

That Have Been Registered Under the Securities Act of 1933

PURSUANT TO THE PROSPECTUS DATED                     , 2010

The exchange offer will expire at                     , New York City time, on                     , 2010, unless extended by The Western Union Company (such date and time, as they may be extended, the “expiration date”). Outstanding notes tendered before the expiration date may be withdrawn at any time before the expiration date.

                    , 2010

To Our Clients:

Enclosed for your consideration is the prospectus, dated                     , 2010 (the “prospectus”), and the related letter of transmittal (the “letter of transmittal”), relating to the offer (the “exchange offer”) of The Western Union Company (the “Company”) to exchange up to $324,921,000 aggregate principal amount of its outstanding 5.253% notes due 2020 (the “outstanding notes”) for an equivalent principal amount of new notes due April 1, 2020 (the “exchange notes”), upon the terms and subject to the conditions described in the prospectus and the letter of transmittal. The Company has registered the exchange notes under the Securities Act of 1933, as amended (the “Securities Act”). The exchange notes will have terms identical to the outstanding notes, except that the exchange notes will not contain transfer restrictions or be subject to registration rights or additional interest provisions.

The Company is making the exchange offer to satisfy certain of its obligations in the Registration Rights Agreement dated March 30, 2010, between the Company and the dealer managers named therein. Exchange notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000. The exchange notes will initially be limited to $324,921,000 in aggregate principal amount.

This material is being forwarded to you as the beneficial owner of the outstanding notes held by us for your account but not registered in your name. A tender of such outstanding notes may only be made by us as the holder of record pursuant to your instructions.

Accordingly, we request instructions as to whether you wish us to tender on your behalf the outstanding notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed prospectus and letter of transmittal.

Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the outstanding notes on your behalf in accordance with the provisions of the exchange offer.

The Company may, in its sole discretion, extend the expiration date.

Your attention is directed to the following:

1.	The Company is offering to exchange any and all of the outstanding notes for exchange notes.

2.	The exchange notes will have terms identical to the outstanding notes, except that the exchange notes will not contain transfer restrictions or be subject to registration rights or additional interest provisions.

3.	The exchange offer is subject to certain conditions set forth in the section of the prospectus entitled “The Exchange Offer — Conditions to the Exchange Offer.”

4.	Any transfer taxes incident to the transfer of outstanding notes from the holder to the Company will be paid by the Company, except as otherwise provided in the Instructions in the letter of transmittal.

5.	The exchange offer expires at p.m., New York City time, on , 2010, unless extended by the Company.

Please read the prospectus for additional information regarding the exchange offer. If you wish to have us tender your outstanding notes, please so instruct us by completing, executing and returning to us the instruction form. The letter of transmittal is furnished to you for information only and may not be used directly by you to tender outstanding notes.

INSTRUCTIONS WITH RESPECT TO THE EXCHANGE OFFER

The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the exchange offer made by The Western Union Company with respect to its outstanding notes.

This will instruct you to tender the outstanding notes held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the prospectus and the related letter of transmittal.

☐	Please tender the outstanding notes held by you for my account as indicated below:

Aggregate Principal Amount of Outstanding Notes

5.253%	Notes due 2020: $

(CUSIP No. 959802 AK 5)

5.253%	Notes due 2020: $

(CUSIP No. U95769 AF 9)

☐	Please do not tender any outstanding notes held by you for my account.

Dated:                     ,

SIGN HERE

Signature(s)

Please print name(s) here

Address(es)

Area Code and Telephone Number

Tax Identification or Social Security No(s).

None of the outstanding notes held by us for your account will be tendered unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided, your signature(s) hereon shall constitute an instruction to us to tender all outstanding notes held by us for our account.